Exhibit 99.1

For Immediate Release:	October 24, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

ROCKVILLE FINANCIAL, INC.

ANNOUNCES RECORD CORE OPERATING REVENUE AND ROE

ROCKVILLE, Conn., October 24, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced net income of $4.6 million, or $0.18 per diluted share, for the quarter ended September 30, 2013, compared to net income of $4.7 million, or $0.17 per diluted share, for the quarter ended September 30, 2012.

“I am pleased to announce that Rockville Financial, Inc. achieved two records with regard to earnings in the third quarter of 2013. The Company reported record core operating revenue and return on equity. Additionally, the Company’s strong loan and deposit growth and flat core operating expense for the past five consecutive quarters reflect Rockville’s strategy for continued organic growth and commitment to enhancement of long term shareholder value,” stated William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank.

“Though the Company continues to invest in areas that will expand revenue, Rockville strives to balance reinvestment in the Company with current period profits, and remains mindful of operating leverage, protecting tangible book value and mitigating interest rate risk. I would like to thank our team of dedicated employees who deliver a superior customer experience every day.”

Earnings in both 2013 and 2012 were affected by non-core income and expense. A reconciliation of these non-GAAP measures may be found on page F-8.

RCKB – Rockville Financial, Inc.	Page 1	www.rockvillefinancialinc.com

Financial Highlights

•	Diluted earnings per share of $0.18, up 6% compared to third quarter 2012

•	Third quarter net income of $4.6 million

•	0.85% ROA, compared to 0.64% ROA in the linked quarter

•	7% core operating revenue growth, compared to linked quarter

•	3% core operating revenue growth, compared to third quarter 2012

•	2% increase in core operating expense, compared to linked quarter

•	2% increase in core operating expense, compared to third quarter 2012

•	$1.7 million net gain from sales of loans, compared to $1.0 million in the linked quarter

•	3.32% tax equivalent net interest margin, compared to 3.48% in the linked quarter

•	26% annualized linked quarter deposit growth

•	19% annualized linked quarter non-interest bearing deposit growth

•	Reduction in NPAs/Total Assets to 0.66% from 0.73%

•	Nominal 0.04% annualized net loan charge-offs to average loans

•	NIE/Average Assets decreased to 2.71% from 3.07% in the linked quarter

Loan Production Highlights

•	Quarterly residential mortgage originations of $70 million

•	57% of residential mortgage volume is for home purchases

•	27% increase in purchase mortgage production, compared to the linked quarter

•	23% increase in purchase mortgage production, compared to third quarter of 2012

•	9% annualized linked quarter total loan growth

•	6% linked quarter and 25% annualized linked quarter commercial loan growth

Capital Highlights

•	89% 3-year total shareholder return

•	54% dividend increase since 2011 conversion

•	39% of the second stock buyback plan completed at $13.13 per share average cost, compared to $13.18 per share average closing price

•	57% dividend payout ratio in the third quarter

•	$11.14 tangible book value per share, compared to $11.11 tangible book value per share in the linked quarter

•	Return on Tangible Common Equity of 4.89%, 5.72% and 6.36% for the third quarter 2011, 2012 and 2013

•	26% decrease in Tangible Common Equity/Tangible Assets since 2011 conversion to 13.11%

Third Quarter Staffing Highlights

•	FTE up 7 net positions to 336 at September 30, 2013 from 329 at linked quarter-end

•	New hires primarily in revenue driving divisions

RCKB – Rockville Financial, Inc.	Page 2	www.rockvillefinancialinc.com

Operating Results

Rockville Financial reported net income of $4.6 million for the third quarter of 2013, and $0.18 diluted earnings per share. Stable net interest income, effective execution in the secondary market mortgage business, continued success in the financial advisory business and a strong loan level hedging strategy drove record core operating revenue for the quarter. Supporting the net income growth was a disciplined approach to non-interest expense; therefore, while revenue has increased, core operating expenses have been flat for the past five consecutive quarters. The Company reported return on average assets (“ROA”) of 0.85% and return on tangible common equity (“ROTCE”) of 6.36% for the third quarter of 2013.

Total operating revenue increased by $1.2 million, or 6%, in the third quarter compared to the linked quarter primarily driven by the mortgage banking business and the loan level hedge program. The Company sold $68 million of residential mortgage loans in the third quarter of 2013, reporting net gains of $1.7 million as compared to net gains of $1.0 million in the linked quarter. Despite the elevated market volatility and lagging competitor reaction to interest rate increases which narrowed spreads, the Company was able to increase the net gains on sales of loans due to the expertise within our secondary market operation which allowed for opportunistic sales during the third quarter. Our strategy remains to sell longer term fixed rate residential loans into the secondary market, however the Company regularly studies the yield curve landscape and the potential macro-economic factors affecting rates, to decision the pace at which residential mortgages are sold in the secondary market. In determining this pace, considerations include the Company’s interest rate risk position as it relates to margin and balance sheet composition, as well as market spreads and local competition.

Operating revenue continues to be enhanced by diversified revenue sources. The Company began executing loan level hedges in the second quarter of 2013, thereby introducing an important new fee income driver to Rockville’s earnings. For the quarter ended September 30, 2013, the loan level hedge program provided $484,000 of additional non-interest income. Since its introduction, the program has produced $658,000 of income over the two quarters. The Company’s investment subsidiary, Rockville Financial Services (“RFS”), also enhanced non-interest income during the quarter by producing $292,000 of non-interest income. While this is a 3% decrease in RFS income from the linked quarter, this business line continues to evolve and has reported four consecutive quarters of substantial fee income since its reorganization in the fourth quarter of 2012. Third quarter RFS income increased by $216,000, or 285%, year-over-year. In fact, between both the financial advisory and loan level hedge programs, non-interest income has increased by $1.1 million over the prior year on a year-to-date basis.

Net interest income was stable and increased slightly by $172,000, or 1%, to $16.9 million in the third quarter compared to the linked quarter, despite a $410,000 decrease in loan prepayment fees. Average earning assets increased by $100 million, or 5%, due to continued business development resulting in commercial loan growth and through strategic actions to expand the available-for-sale investment portfolio.

The tax equivalent net interest margin for the third quarter of 2013 decreased by 16 basis points to 3.32%, compared to 3.48% for the second quarter of 2013. The decline in loan fees impacted the tax equivalent net interest margin by 8 basis points. The net interest margin experienced downward pressure during the quarter due to loan yields declining on new originations, particularly observed

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in commercial originations as a result of the loan level hedging program and shared national credit growth. Commercial loan yields declined by 18 basis points during the quarter to 4.27%. The loan level hedging program serves as a strong fee generator for the Company, but converts fixed rate assets to floating rate, which typically have a lower yield at inception; the Company added $16 million of floating rate commercial real estate loans in the third quarter 2013. Margin compression was additionally observed in residential loan yields, which declined by 6 basis points from the prior quarter due to adjustable rate mortgage originations that were held for investment on the balance sheet. The yield on the investment portfolio was unchanged from the prior quarter. The margin compression observed in the asset portfolio was partially offset by a 1 basis point reduction in the cost of funds, driven by the continued use of low-cost short term wholesale funding. Wholesale funding costs decreased by 23 basis points during the third quarter to 1.09% from 1.32% in the linked quarter.

The third quarter provision for loan losses increased by $129,000, or 32%, to $532,000 for the three months ended September 30, 2013 due to growth in the commercial loan portfolio during this time period. Net charge-offs for the third quarter were a nominal $174,000, or 0.04% annualized as a percentage of average loans outstanding. Provision expense continues to be assessed in correlation to the Company’s loan growth and portfolio risk profile.

Non-interest expense decreased $1.1 million, or 7%, on a linked quarter basis, core operating expense increased slightly by $275,000, or 2%, to $14.8 million, thereby reporting flat core operating expense for five consecutive quarters. The decrease in non-interest expense was primarily attributable to decreases in salaries and benefits as well as occupancy and equipment expense, both of which were related to non-core items reported in the second quarter as a result of Company expense actions. The second quarter’s results included $1.4 million of expense related to initiatives to decrease redundant positions across the organization and to execute a lease termination agreement to close a branch location. Salaries and benefits expense did include incremental new hires, such as mortgage loan and commercial banking officers, during the quarter to support expansion in revenue driving divisions. FTE increased to 336 at September 30, 2013 from 329 at June 30, 2013. The third quarter 2013 non-interest expense as a percentage of average assets and the efficiency ratio were 2.71% and 67.18%, respectively, as compared to 3.07% and 76.21% in the second quarter 2013.

Additionally during the third quarter, the Company announced that it will be merging its Employee Stock Ownership Program (“ESOP”), with its Defined Contribution Plan, or 401(k) Plan, effective January 1, 2014. This initiative is expected to save the Company approximately $1.2 million in 2014. The Company continues to evaluate further cost saving efficiencies.

Strong Organic Loan and Deposit Growth;

Decrease Borrowings

Total net loans increased by $38 million, or 2%, during the quarter, driven primarily by commercial loan activity given the Company’s strategy to sell fixed rate residential loans to the secondary market to mitigate interest rate risk when market spreads are advantageous. The Company sold $68 million of residential mortgage loans in the third quarter of 2013. Had the Company not sold residential mortgage loans to the secondary market, net loans would have increased by approximately $106 million, or 7%, during the third quarter.

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillefinancialinc.com

Expansion of the mortgage banking division continues to be a significant driver in the Company’s results. Rockville introduced mortgage loan officers (“MLOs”) into its mortgage banking business model in 2012 with the hiring of twelve MLOs during the course of the year, and added to that team with five additional MLOs hired in 2013. During the third quarter of 2013 the Company originated residential mortgages totaling $70 million, which is a $7 million decrease from the linked quarter due to the diminishing refinance business. However, the Company increased purchase mortgage originations by 27% to $40 million in the third quarter of 2013 from $31 million in the linked quarter. The Company increased its mortgage market share in the State of Connecticut during the year and is ranked 18th as of September 30, 2013 as reported by the Warren Group, up from a ranking of 21st at year-end 2012.

The Company reported two consecutive quarters of strong linked quarter commercial loan growth of 6% and 7% for the third and second quarters of 2013, respectively. At September 30, 2013, commercial loans totaled $1.03 billion and had increased by $60 million, or 6%, during the quarter, comprised of an $18 million increase in the commercial real estate portfolio, a $26 million increase in the commercial business portfolio and a $16 million increase in the commercial construction portfolio. Average commercial loans grew by $80 million, or 9%, in the third quarter (36% on annualized basis). The commercial pipeline remains strong and the Company continues its disciplined approach to asset quality standards and satisfactory return on capital guidelines. Commercial banking deposits increased to 18.0% of total deposits at September 30, 2013 from 12.6% of total deposits at June 30, 2013. The commercial banking deposits experienced accelerated growth from, and are expected to continue to benefit from, the Company’s recently introduced private banking business. This division increases opportunities for the Company by way of increased relationships with high net worth individuals, professionals and business owners.

The available-for-sale securities portfolio increased $20 million and $129 million for the three-months and nine-months ending September 30, 2013, respectively. Securities purchases in the third quarter consisted of A or better rated government sponsored commercial mortgage-backed securities, adjustable rate collateralized loan obligations, adjustable rate government sponsored asset-backed securities, government sponsored mortgage-backed securities and an investment grade corporate debt security. The Company additionally purchased $10 million of municipal debt securities into the held-to-maturity portfolio, increasing that portfolio to $14 million at quarter-end. Collateralized loan obligations were 14% of the investment portfolio as of September 30, 2013, and were purchased due to the Company’s strategy to opportunistically increase variable rate or short duration assets that have a favorable risk adjusted return on capital. The Company’s municipal bond portfolio and bank-owned life insurance continue to benefit its effective tax rate; however the rate increased to 30.8% in the third quarter of 2013 from 27.5% in the linked quarter.

Deposits totaled $1.69 billion at September 30, 2013, an increase of $105 million, or 7%, from $1.59 billion at June 30, 2013, reflecting a $12 million, or 5%, increase in non-interest bearing deposits and a $93 million, or 7%, increase in interest bearing deposits. Deposits have increased $187 million, or 12%, year-to-date. Deposit growth was enhanced by the first quarter opening of the West Hartford Banking Center, which is reporting total deposits of $105 million at September 30, 2013, up from $25 million at June 30, 2013. Municipal deposits continue to be an important funding source for the Company with a total of $190 million in deposits at September 30, 2013, an increase from $89 million at June 30, 2013. Brokered time deposits remained at $82 million as of quarter-end. Inclusive of commercial money market deposits deemed to be brokered deposits, total brokered deposits were $102 million at September 30, 2013, or 6.0% of total deposits.

RCKB – Rockville Financial, Inc.	Page 5	www.rockvillefinancialinc.com

The Company’s organic growth strategy will be further enhanced by the opening of two new full-service banking locations in New Haven County, both of which were announced during the third quarter of 2013. The Hamden location is expected to open in the fourth quarter of this year and the anticipated opening of the North Haven branch is the third quarter of 2014.

Federal Home Loan Bank of Boston advances decreased by $80 million to $173 million during the quarter ended September 30, 2013. Other borrowings increased by $4 million to $23 million at quarter-end, and consisted of reverse repurchase agreements with terms of six months and a weighted average cost of 0.45%. The Company continues its philosophy to opportunistically diversify funding sources at the lowest possible cost.

Asset Quality

Third quarter asset quality metrics remain very favorable. Non-performing assets decreased $4.3 million to $14.6 million at September 30, 2013 from $18.9 million at December 31, 2012. The ratio of non-performing assets to total assets decreased 29 basis points to 0.66% at September 30, 2013 from 0.95% at December 31, 2012. Loans on non-accrual decreased $3.6 million to $12.5 million at September 30, 2013 from $16.1 million at December 31, 2012. Included in non-accrual loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs decreased $1.0 million to $2.1 million at September 30, 2013 from $3.1 million at December 31, 2012. The ratio of non-performing loans to total loans decreased 24 basis points to 0.76% at September 30, 2013 from 1.00% at December 31, 2012. At September 30, 2013, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 149.45% and 1.13%, compared to 115.08% and 1.15% at December 31, 2012, respectively.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on October 28, 2013 and payable on November 4, 2013. This dividend equates to a 3.04% annualized yield based on the $13.17 average closing price of the Company’s common stock in the third quarter of 2013. The Company has paid dividends for 30 consecutive quarters. The dividend payout ratio for the quarter ended September 30, 2013 was 57%.

Tangible Book Value

Tangible book value increased by $0.03 during the quarter to $11.14 at September 30, 2013 from $11.11 at June 30, 2013. The stock repurchase program activity during the quarter produced a net $0.04 decline in tangible book value, when considering both cost and share count. The Company remains confident that stock buybacks are an excellent long-term capital management tool which will ultimately lead to increasing return on equity. The negative impact of the Company’s $0.10 dividend was more than offset by the third quarter’s net income and other less significant components to shareholders’ equity.

RCKB – Rockville Financial, Inc.	Page 6	www.rockvillefinancialinc.com

Stock Repurchase Program

The Company obtained approval and initiated a second buyback plan on May 20, 2013. Under this plan, the Company is authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of September 30, 2013, the Company had repurchased 1,059,891 shares at an average cost of $13.13 per share. The average closing price of the Company’s common stock over this time period was $13.18 per share.

The Company repurchased 302,183 shares during the quarter ended September 30, 2013, at an average price of $13.08, which was 117% of the Company’s tangible book value of $11.14. The average closing price during the third quarter was $13.17, or 118% of the Company’s tangible book value. In total, the Company has repurchased 4,011,141 shares as of September 30, 2013, or 14% of total shares outstanding prior to the first repurchase program.

Management Comments

“Rockville has reported significant improvement in earnings as well as favorable returns to its shareholders since its conversion in March 2011. Since conversion, return on tangible common equity has increased from 2.86% to 6.36% (122%), core earnings per share has increased from $0.08 to $0.18 per diluted share (125%), the dividend has increased by 54% and total shareholder return has increased by 32% as of September 30, 2013,” stated William H. W. Crawford, IV, President and Chief Executive Officer (CEO). “Rockville Financial will continue to implement strategies to become a top quartile performing bank in the United States.”

Investor Conference Call

Rockville Financial, Inc. will host a conference call on Friday, October 25, 2013 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s second quarter results. Those wishing to participate in the call may dial toll-free 1-888-317-6016. A telephone replay of the call will be available through November 10, 2013 by calling 1-877-344-7529 and entering conference number 10034902. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and opened a full service Banking Center in West Hartford, Conn. in January 2013. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download Rockville Financial, Inc.’s investor relations app on your iPhone, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or

RCKB – Rockville Financial, Inc.	Page 7	www.rockvillefinancialinc.com

https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 for your iPad or https://play.google.com/store/apps/details?id=com.theirapp.rockville for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

RCKB – Rockville Financial, Inc.	Page 8	www.rockvillefinancialinc.com

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Interest and dividend income:
Loans	$16,898	$17,883	$50,854	$53,377
Securities-interest taxable	1,828	1,082	4,692	3,415
Securities-interest non-taxable	685	651	1,985	1,327
Securities-dividends	71	42	178	127
Interest-bearing deposits	18	13	60	50

Total interest and dividend income	19,500	19,671	57,769	58,296

Interest expense:
Deposits	2,000	2,149	5,862	6,646
Borrowed funds	627	558	1,826	1,669

Total interest expense	2,627	2,707	7,688	8,315

Net interest income	16,873	16,964	50,081	49,981
Provision for loan losses	532	793	1,326	2,678

Net interest income after provision for loan losses	16,341	16,171	48,755	47,303

Non-interest income (loss):
Service charges and fees	2,571	1,578	6,125	4,798
Net gain from sales of securities	29	214	585	335
Net gain from sales of loans	1,736	2,514	4,797	3,083
Bank-owned life insurance	544	527	1,578	1,357
Other income (loss)	220	(219)	1,007	(30)

Total non-interest income	5,100	4,614	14,092	9,543

Non-interest expense:
Salaries and employee benefits	8,962	8,314	26,748	23,905
Service bureau fees	888	946	2,624	3,234
Occupancy and equipment	1,514	1,254	5,160	3,355
Professional fees	608	1,049	1,948	2,595
Marketing and promotions	266	70	434	287
FDIC assessments	247	268	871	774
Other real estate owned	173	110	633	444
Other	2,105	2,499	6,873	6,074

Total non-interest expense	14,763	14,510	45,291	40,668

Income before income taxes	6,678	6,275	17,556	16,178
Provision for income taxes	2,058	1,607	5,086	4,706

Net income	$4,620	$4,668	$12,470	$11,472

Net income per share:
Basic	$0.18	$0.17	$0.47	$0.41
Diluted	$0.18	$0.17	$0.47	$0.41

Weighted-average shares outstanding:
Basic	25,491,638	27,659,996	26,339,942	27,892,886
Diluted	25,832,623	27,847,021	26,680,762	28,067,129

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Interest and dividend income:
Loans	$16,898	$16,801	$17,155	$17,824	$17,883
Securities-interest taxable	1,828	1,640	1,224	1,109	1,082
Securities-interest non-taxable	685	650	650	652	651
Securities-dividends	71	72	35	46	42
Interest-bearing deposits	18	21	21	25	13

Total interest and dividend income	19,500	19,184	19,085	19,656	19,671

Interest expense:
Deposits	2,000	1,878	1,984	2,088	2,149
Borrowed funds	627	605	594	541	558

Total interest expense	2,627	2,483	2,578	2,629	2,707

Net interest income	16,873	16,701	16,507	17,027	16,964
Provision for loan losses	532	403	391	909	793

Net interest income after provision for loan losses	16,341	16,298	16,116	16,118	16,171

Non-interest income:
Service charges and fees	2,571	2,005	1,549	1,682	1,578
Net gain from sales of securities	29	329	227	579	214
Net gain from sales of loans	1,736	1,001	2,060	1,334	2,514
Bank-owned life insurance	544	524	510	526	527
Other income (loss)	220	249	538	1,043	(219)

Total non-interest income	5,100	4,108	4,884	5,164	4,614

Non-interest expense:
Salaries and employee benefits	8,962	9,112	8,674	9,281	8,314
Service bureau fees	888	921	815	802	946
Occupancy and equipment	1,514	2,210	1,436	1,298	1,254
Professional fees	608	617	723	638	1,049
Marketing and promotions	266	98	70	125	70
FDIC assessments	247	330	294	272	268
Other real estate owned	173	214	246	96	110
Other	2,105	2,356	2,412	2,516	2,499

Total non-interest expense	14,763	15,858	14,670	15,028	14,510

Income before income taxes	6,678	4,548	6,330	6,254	6,275
Provision for income taxes	2,058	1,249	1,779	1,929	1,607

Net income	$4,620	$3,299	$4,551	$4,325	$4,668

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Data)

(Unaudited)

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
ASSETS
Cash and cash equivalents:
Cash and due from banks	$22,729	$29,937	$12,427	$19,966	$14,000
Short-term investments	31,742	53,486	45,116	15,349	24,365

Total cash and cash equivalents	54,471	83,423	57,543	35,315	38,365
Available for sale securities - At fair value	370,127	350,571	312,836	241,389	245,952
Held to maturity securities - At amortized cost	14,141	4,555	5,267	6,084	6,935
Loans held for sale	2,904	3,691	6,547	5,292	5,786
Loans receivable, net of allowance for loan losses	1,637,325	1,599,537	1,555,329	1,586,985	1,530,617
Federal Home Loan Bank of Boston stock, at cost	15,053	15,053	15,053	15,867	15,867
Accrued interest receivable	5,879	6,032	5,445	4,862	5,484
Deferred tax asset, net	14,056	13,618	11,377	10,720	9,843
Premises and equipment, net	22,848	22,278	21,174	20,078	18,965
Goodwill	1,070	1,070	1,070	1,070	1,070
Cash surrender value of bank-owned life insurance	63,949	63,404	58,880	58,370	57,838
Other real estate owned	2,129	2,611	2,587	2,846	2,618
Current Federal tax receivable	306	2,150	—	—	—
Prepaid FDIC assessments	—	—	1,822	2,089	2,334
Other assets	14,822	15,145	7,778	7,832	7,513

	$2,219,080	$2,183,138	2,062,708	$1,998,799	$1,949,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest-bearing	$259,773	$248,144	$226,377	$238,924	$223,525
Interest-bearing	1,432,299	1,338,997	1,320,504	1,265,756	1,253,605

Total deposits	1,692,072	1,587,141	1,546,881	1,504,680	1,477,130
Mortgagors’ and investor escrow accounts	3,635	7,030	4,067	6,776	3,364
Federal Home Loan Bank advances and other borrowings	196,246	272,070	172,787	143,106	118,865
Accrued expenses and other liabilities	31,954	19,905	17,981	23,626	22,539

Total liabilities	1,923,907	1,886,146	1,741,716	1,678,188	1,621,898

Total stockholders’ equity	295,173	296,992	320,992	320,611	327,289

	$2,219,080	$2,183,138	$2,062,708	$1,998,799	$1,949,187

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Share Data:
Basic net income per share	$0.18	$0.13	$0.17	$0.16	$0.17
Diluted net income per share	0.18	0.12	0.17	0.16	0.17
Dividends declared per share	0.10	0.10	0.10	0.26	0.09

Operating Data:
Total operating revenue	$21,973	$20,809	$21,391	$22,191	$21,578
Total operating expense	14,763	15,858	14,670	15,028	14,510
Average earning assets	2,054,372	1,954,114	1,918,975	1,846,007	1,812,636

Key Ratios:
Return on average assets	0.85%	0.64%	0.89%	0.88%	0.97%
Return on average equity	6.28%	4.26%	5.68%	5.34%	5.73%
Tax-equivalent net interest margin	3.32%	3.48%	3.48%	3.74%	3.80%

Mortgage Production:
Dollar volume (Purchase & Refi)	$69,890	$77,086	$75,048	$87,061	$82,846
Number of loans	352	404	393	443	413
Mortgages originated for home purchases	$39,934	$31,221	$15,900	$26,571	$32,387
Number of loans	185	151	75	112	149
Loans sold	$68,446	$66,098	$62,703	$47,007	$60,387
Gains on sale of loans	$1,736	$1,001	$2,060	$1,334	$2,514

Non-performing Assets:
Residential real estate	$7,106	$7,521	$7,783	$7,837	$6,911
Commercial real estate	1,086	1,126	1,358	2,162	1,609
Construction	1,442	1,456	1,760	1,470	1,221
Commercial business	799	773	1,568	1,407	1,285
Installment and collateral	3	—	45	45	32

Non-accrual loans	10,436	10,876	12,514	12,921	11,058
Troubled debt restructured - non-accruing	2,078	2,461	3,312	3,135	2,965

Total non-performing loans	12,514	13,337	15,826	16,056	14,023
Other real estate owned	2,129	2,611	2,587	2,846	2,618

Total non-performing assets	$14,643	$15,948	$18,413	$18,902	$16,641

Non-performing loans to total loans	0.76%	0.83%	1.01%	1.00%	0.91%
Non-performing assets to total assets	0.66%	0.73%	0.89%	0.95%	0.85%
Allowance for loan losses to non-performing loans	149.45%	137.55%	117.13%	115.08%	128.93%
Allowance for loan losses to total loans	1.13%	1.14%	1.18%	1.15%	1.17%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	2.71%	3.07%	2.87%	3.07%	3.00%
Efficiency ratio (2)	67.18%	76.21%	68.58%	67.72%	67.25%
Cost of interest-bearing deposits	0.57%	0.57%	0.61%	0.66%	0.69%
Operating revenue growth rate	5.59%	-2.72%	-3.61%	2.84%	12.68%
Operating revenue growth rate (annualized)	22.37%	-10.88%	-14.42%	11.36%	50.72%
Average earning asset growth rate	5.13%	1.83%	3.95%	1.84%	2.49%
Average earning asset growth rate (annualized)	20.52%	7.32%	15.81%	7.36%	9.96%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.
(2)	The efficiency ratio represents the ratio of non-interest expenses, to the sum of net interest income before provision for loan losses and non-interest income. The efficiency ratio is not a financial measurement required by generally accepted accounting principles. However, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control and also believes such information is useful to investors in evaluating Company performance.

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2013			2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$651,996	$6,112	3.75%	$698,319	$7,108	4.07%
Commercial real estate	741,345	8,293	4.44	637,107	8,385	5.24
Construction	47,779	435	3.61	50,009	472	3.75
Commercial business	207,656	2,027	3.87	169,314	1,877	4.41
Installment and collateral	2,534	31	4.91	3,199	41	5.17
Investment securities	365,364	2,832	3.10	233,104	1,991	3.42
Federal Home Loan Bank stock	15,053	14	0.37	15,867	20	0.50
Other earning assets	22,645	18	0.32	23,385	13	0.22

Total interest-earning assets	2,054,372	19,762	3.83%	1,830,304	19,907	4.34%

Allowance for loan losses	(18,544)			(17,668)
Non-interest-earning assets	141,767			122,068

Total assets	$2,177,595			$1,934,704

Interest-bearing liabilities:
NOW and money market accounts	$620,540	481	0.31%	$518,176	381	0.29%
Savings accounts	224,831	35	0.06	209,197	47	0.09
Certificates of deposit	541,042	1,484	1.09	525,799	1,721	1.30

Total interest-bearing deposits	1,386,413	2,000	0.57	1,253,172	2,149	0.68
Advances from the Federal Home Loan Bank	205,391	603	1.16	119,802	558	1.85
Other borrowings	21,067	24	0.45	—	—	0.00

Total interest-bearing liabilities	1,612,871	2,627	0.65%	1,372,974	2,707	0.78%

Non-interest-bearing liabilities	270,379			236,068

Total liabilities	1,883,250			1,609,042
Stockholders’ equity	294,345			325,662

Total liabilities and stockholders’ equity	$2,177,595			$1,934,704

Net interest-earning assets	$441,501			$457,330

Tax-equivalent net interest income		17,135			17,200
Tax-equivalent net interest rate spread			3.18%			3.56%
Tax-equivalent net interest margin			3.32%			3.75%

Average interest-earning assets to average interest-bearing liabilities			127.37%			133.31%

Less tax-equivalent adjustment		262			236

Net interest income		$16,873			$16,964

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	September 30, 2013			June 30, 2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$651,996	$6,112	3.75%	$650,886	$6,203	3.81%
Commercial real estate	741,345	8,293	4.44	695,657	8,398	4.84
Construction	47,779	435	3.61	45,666	406	3.57
Commercial business	207,656	2,027	3.87	175,346	1,761	4.03
Installment and collateral	2,534	31	4.91	2,679	33	4.93
Investment securities	365,364	2,832	3.10	337,896	2,618	3.10
Federal Home Loan Bank stock	15,053	14	0.37	15,053	15	0.40
Other earning assets	22,645	18	0.32	30,931	21	0.27

Total interest-earning assets	2,054,372	19,762	3.83%	1,954,114	19,455	3.99%

Allowance for loan losses	(18,544)			(18,443)
Non-interest-earning assets	141,767			128,364

Total assets	$2,177,595			$2,064,035

Interest-bearing liabilities:
NOW and money market accounts	$620,540	481	0.31%	$557,460	370	0.27%
Savings accounts	224,831	35	0.06	232,073	36	0.06
Certificates of deposit	541,042	1,484	1.09	527,102	1,472	1.12

Total interest-bearing deposits	1,386,413	2,000	0.57	1,316,635	1,878	0.57
Advances from the Federal Home Loan Bank	205,391	603	1.16	173,077	591	1.37
Other borrowings	21,067	24	0.45	10,721	14	0.52

Total interest-bearing liabilities	1,612,871	2,627	0.65%	1,500,433	2,483	0.66%

Non-interest-bearing liabilities	270,379			253,738

Total liabilities	1,883,250			1,754,171
Stockholders’ equity	294,345			309,864

Total liabilities and stockholders’ equity	$2,177,595			$2,064,035

Net interest-earning assets	$441,501			$453,681

Tax-equivalent net interest income		17,135			16,972
Tax-equivalent net interest rate spread			3.18%			3.33%
Tax-equivalent net interest margin			3.32%			3.48%

Average interest-earning assets to average interest-bearing liabilities			127.37%			130.24%

Less tax-equivalent adjustment		262			271

Net interest income		$16,873			$16,701

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013			2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$659,631	$18,945	3.83%	$689,276	$21,613	4.18%
Commercial real estate	711,324	24,882	4.68	616,654	24,763	5.36
Construction	47,207	1,276	3.61	49,828	1,391	3.73
Commercial business	185,369	5,653	4.08	162,566	5,463	4.49
Installment and collateral	2,671	98	4.90	3,648	147	5.37
Investment securities	331,641	7,546	3.03	209,359	5,308	3.38
Federal Home Loan Bank stock	15,279	44	0.39	16,150	63	0.52
Other earning assets	29,370	60	0.27	26,047	50	0.26

Total interest-earning assets	1,982,492	58,504	3.93%	1,773,528	58,798	4.43%

Allowance for loan losses	(18,574)			(16,986)
Non-interest-earning assets	131,057			111,740

Total assets	$2,094,975			$1,868,282

Interest-bearing liabilities:
NOW and money market accounts	$575,248	1,225	0.28%	$475,036	1,015	0.29%
Savings accounts	225,810	105	0.06	204,575	199	0.13
Certificates of deposit	534,812	4,532	1.13	523,627	5,432	1.39

Total interest-bearing deposits	1,335,870	5,862	0.59	1,203,238	6,646	0.74
Advances from the Federal Home Loan Bank	179,137	1,777	1.33	105,852	1,669	2.11
Other borrowings	13,622	49	0.48	—	—	—

Total interest-bearing liabilities	1,528,629	7,688	0.67%	1,309,090	8,315	0.85%

Non-interest-bearing liabilities	258,199			230,963

Total liabilities	1,786,828			1,540,053
Stockholders’ equity	308,147			328,229

Total liabilities and stockholders’ equity	$2,094,975			$1,868,282

Net interest-earning assets	$453,863			$464,438

Tax-equivalent net interest income		50,816			50,483
Tax-equivalent net interest rate spread			3.26%			3.58%
Tax-equivalent net interest margin			3.43%			3.80%

Average interest-earning assets to average interest-bearing liabilities			129.69%			135.48%

Less tax-equivalent adjustment		735			502

Net interest income		$50,081			$49,981

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	Core Operating Revenue
	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Net Interest Income Before Provision for Loan Losses	$16,873	$16,701	$16,507	$17,027	$16,964

Non-Interest Income	5,100	4,108	4,884	5,164	4,614

Operating Revenue	21,973	20,809	21,391	22,191	21,578

Adjust net gain from sales of securities	(29)	(329)	(227)	(579)	(214)

Effect of service disruption on revenue, Hurricane Sandy	—	—	—	(893)	—

Core Operating Revenue	$21,944	$20,480	$21,164	$20,719	$21,364

	Core Operating Expense
	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Non-Interest Expense (Operating Expense)	$14,763	$15,858	$14,670	$15,028	$14,510

Effect of branch lease termination agreement	—	(809)	—	—	—

Effect of position eliminations	—	(561)	—	—	—

Effect of service disruption on expenses, Hurricane Sandy	—	—	—	(503)	—

Core Operating Expense	$14,763	$14,488	$14,670	$14,525	$14,510